Exhibit 14.1

AG MORTGAGE INVESTMENT TRUST, INC.

AMENDED AND RESTATED CODE OF BUSINESS CONDUCT AND ETHICS

The following shall constitute the Code of Business Conduct and Ethics of AG Mortgage Investment Trust, Inc. (the “Corporation”):

I.	INTRODUCTION

The Code of Business Conduct and Ethics of the Corporation (the “Code of Business Conduct and Ethics”) sets out basic principles to guide the day-to-day business activities of directors, officers and employees of the Corporation. The overall policy underlying this Code of Business Conduct and Ethics is that the Corporation expects that its directors, officers and employees, including any officers and employees of the Corporation’s subsidiaries and the officers and employees of the Corporation’s affiliates who provide services to us, will follow the highest standards of honest conduct and business ethics in all aspects of their activities on behalf of the Corporation. In addition, all of our employees, officers and directors are expected to comply with the spirit and letter of all applicable laws, regulations and Corporation policies, and be sensitive to, and act appropriately in, situations that may give rise to actual as well as apparent conflicts of interest or violations of the Code of Business Conduct and Ethics. For purposes of this Code of Business Conduct and Ethics, when we refer to our employees, we are referring to the employees of AG REIT Management, LLC (the “Manager”), Angelo, Gordon & Co., L.P. (“Angelo Gordon”) and the affiliates of the Manager or Angelo Gordon who, in each case, provide services to us.

This Code of Business Conduct and Ethics operates in conjunction with all other Corporation policies and procedures. In addition, you may also be subject to the policies and procedures of Angelo Gordon. When this Code of Business Conduct and Ethics conflicts with another Corporation policy or procedure or with an Angelo Gordon policy or procedure, you shall comply with the more restrictive provision. This Code of Business Conduct and Ethics is not intended to cover every ethical issue that you may confront in connection with the Corporation. You are expected to use sound judgment and act in accordance with the highest ethical standards when confronted with ethical issues that are not covered by this Code of Business Conduct and Ethics, other applicable Corporation policies and procedures or any law or regulation.

Those who violate the standards in this Code of Business Conduct and Ethics will be subject to disciplinary action, which may include, without limitation, termination of your employment. If you are in a situation that you believe may violate or lead to a violation of this Code of Business Conduct and Ethics, please follow the guidelines described in Section XV of this Code of Business Conduct and Ethics.

II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, and applicable rules and regulations, both in letter and in spirit, is the foundation on which the Corporation’s ethical standards are built. All of our employees, officers and directors must respect and obey the laws of the municipalities, states and countries in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

III.	CONFLICTS OF INTEREST

A “conflict of interest” exists when an individual’s private interest interferes, or appears to interfere, with the interests of the Corporation. A conflict situation can arise when our employee, officer or director takes actions or has interests that may make it difficult to perform his or her services to the Corporation objectively and effectively. Conflicts of interest also may arise when our employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Corporation. Loans to, or guarantees of obligations of, our employees, officers or directors or their family members may create conflicts of interest.

It is almost always a conflict of interest for any employee to work simultaneously for a competitor, customer or supplier. Accordingly, you are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Corporation policy, except under guidelines approved by the Board of Directors of the Corporation (the “Board of Directors”) such as the Corporation’s Related Person Transaction Policy. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management or the Corporation’s General Counsel. Any employee, officer or director who becomes aware of a conflict or a potential or apparent conflict should bring it to the attention of the Chair of the Corporation’s Audit Committee, and if appropriate, a supervisor, manager or other appropriate personnel within the Corporation, or consult the procedures described in Section XVI of this Code of Business Conduct and Ethics.

IV.	INSIDER TRADING

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Corporation should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. If you have any questions about this subject, please consult the Corporation’s General Counsel. You are reminded that the Corporation has a separate and distinct Insider Trading Policy, to which each of our employees, officers, and directors is subject. Please refer to that policy and ensure your compliance with it as it relates to insider trading.

V.	CORPORATE OPPORTUNITIES

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Corporation directly or indirectly. Employees, officers and directors owe a duty to the Corporation to advance its legitimate interests when the opportunity to do so arises.

VI.	COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Corporation’s customers, suppliers, competitors and employees.

No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

When you accept a gift (including business meals and entertainment) from anyone who has, or is seeking to have, a business relationship with the Corporation, it can create a situation in which your personal interests may conflict, or appear to conflict, with the interests of the Corporation. Because of this, you must use caution in accepting gifts from third parties, including brokers, dealers or other suppliers, that have, or are seeking to have, a business relationship with the Corporation. While accepting gifts from these parties is not prohibited, you may not accept gifts from brokers, dealers, suppliers or other entities that have, or are seeking to have, a business relationship with the Corporation if the gifts exceed what is reasonable and customary under the circumstances of the business relationship. What is a “reasonable and customary” gift will vary under the circumstances presented, but you must use good judgment in evaluating whether a gift is “reasonable and customary” and, when in doubt, you should be conservative in exercising your judgment or consult with your supervisor or the Corporation’s General Counsel. In no case may you accept a gift if you feel that you are obligated to repay the donor with corporate business. In addition, you may not accept a gift if you believe that the donor feels he or she must provide the gift in order to obtain, or continue to receive, business from the Corporation. An employee may accept a gift (excluding reasonable and customary business meals and entertainment) that otherwise complies with the terms of this section only if (i) the employee accepts gifts on an infrequent basis or (ii) the employee has notified his or her supervisor or the Corporation’s General Counsel in advance of the nature of the gifts he or she has received and proposes to receive and the circumstances under which the gifts were given.

VII.	DISCRIMINATION AND HARASSMENT

The diversity of the Corporation’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

VIII.	HEALTH AND SAFETY

The Corporation strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

IX.	ACCURACY OF BOOKS AND RECORDS

The Corporation’s securities are publicly traded on the New York Stock Exchange and the Corporation engages in various business activities that are subject to regulatory and other requirements. As such, the Corporation is subject to numerous regulations regarding its books and business records. The regulations require that the Corporation maintain accurate and complete business records, books and data in a timely manner. You are responsible to ensure the accuracy and completeness of any business information, reports and records under your control. You may not intentionally make false or misleading entries in any of the Corporation’s books and records. In providing information to be included in the Corporation’s books and records, you must be candid and accurate. Maintaining accurate books and records is the first step in ensuring that the Corporation’s financial statements are prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and result of operations of the Corporation.

X.	CONFIDENTIALITY

Employees, officers and directors must maintain the confidentiality of confidential information entrusted to them by the Corporation or its customers, except when disclosure is authorized by the Corporation’s legal counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to the Corporation or its customers if disclosed. It also includes information that customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

XI.	PROTECTION AND PROPER USE OF CORPORATION ASSETS

All employees, officers and directors should endeavor to protect the Corporation’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. All Corporation assets should be used for legitimate business purposes. Corporation equipment should not be used for non-Corporation business, though incidental personal use may be permitted.

Employees, officers and directors have an obligation to protect the Corporation’s assets including its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Corporation policy. It could also be illegal and result in civil or criminal penalties.

XII.	PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Corporation policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Corporation’s outside legal counsel can provide guidance to you in this area.

XIII.	DISCLOSURE POLICY

It is the Corporation’s policy to provide full, fair, accurate, timely and understandable disclosure in all documents required to be filed with or furnished or submitted to the Securities and Exchange Commission and in all other public communications. The Corporation expects all employees, officers and directors to act in a manner that supports this policy. You are reminded that the Corporation has separate disclosure policies for compliance with Regulation FD and other disclosure controls and procedures, and you are asked to please refer to the policies set forth therein. In addition, employees, officers and directors are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Corporation’s independent auditors for the purpose of rendering the financial statements of the Corporation misleading.

XIV.	WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code of Business Conduct and Ethics for executive officers or directors may be made only by the Board of Directors or a committee of the Board of Directors and will be promptly disclosed to shareholders as required by law or stock exchange regulation.

XV.	REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees are encouraged to openly and honestly talk to the Chair of the Audit Committee of the Board of Directors, any other non-management member of the Board of Directors, supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. The fraud hotline described in Section XVI of this Code of Business Conduct and Ethics may be used for the anonymous reporting of any such behavior. It is the policy of the Corporation not to allow retaliation for reports of misconduct made in good faith by employees. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

XVI.	COMPLIANCE PROCEDURES

We must all work to ensure prompt and consistent action against violations of this Code of Business Conduct and Ethics. You are expected to use good judgment in recognizing situations where a violation of this Code of Business Conduct and Ethics may occur and ensuring that no violation occurs. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

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Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

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Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

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Seek help from Corporation resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, you should feel free to discuss an issue with the Chair of the Audit Committee of the Board of Directors, or any other non-management member of the Board of Directors. In addition, the Corporation has established a fraud hotline for the anonymous reporting of any alleged violations regarding accounting, internal accounting controls, or auditing matters which pertain to the Corporation. To reach the fraud hotline, call (855) 387-6936, which will put you in direct contact with the appropriate people. If you prefer to write and address your concerns internally, please do so to: Allan M. Krinsman, General Counsel, AG Mortgage Investment Trust, Inc., 245 Park Avenue, 42nd Floor, New York, NY 10167. If you prefer to write and address your concerns to an individual who is not an officer of the Corporation, please do so to: AG Mortgage Investment Trust, Inc., Audit Committee of the Board of Directors, Attention: Chair, 245 Park Avenue, 42nd Floor, New York, NY 10167.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

XVII.	ACCOUNTABILITY

You will be accountable for adherence to this Code of Business Conduct and Ethics. Violations of this Code of Business Conduct and Ethics may result in a variety of disciplinary actions, including termination of employment and civil or criminal penalties.

XVIII.	GENERAL

The Code of Business Conduct and Ethics does not constitute a contract between the Corporation and any person or entity and does not, and shall not be interpreted to, create any rights for any person or entity other than the Corporation. Nothing in this Code of Business Conduct and Ethics shall be construed as altering the employment relationship between the Corporation or any employee or as granting any employee employment for any set period of time.

XVIV.	CERTIFICATION

This Amended and Restated Code of Business Conduct and Ethics was duly approved and adopted by the Board of the Corporation on the 9th day of November, 2012.

APPROVED	Board of Directors
November 9, 2012

AG MORTGAGE INVESTMENT TRUST, INC.

Code of Business Conduct and Ethics

Acknowledgement Form

To:	AG Mortgage Investment Trust, Inc.

Legal and Compliance Department

Re:	Code of Business Conduct and Ethics

This is to confirm that the undersigned has carefully read the above-referenced Code of Business Conduct and Ethics. The undersigned hereby acknowledges that he or she understands the Code of Business Conduct and Ethics and agrees to comply with the specific procedures set forth therein.

Dated:

By:
Name:
Title: